Exhibit 99.1



                                                     August 7, 2003




FOR IMMEDIATE RELEASE
Contact:  Laura Ulbrandt (212) 460-1900



                LEUCADIA NATIONAL CORPORATION OFFERS ALTERNATIVE
                   PROPOSAL TO WILTEL'S INDEPENDENT DIRECTORS;
                                  SETS DEADLINE


Leucadia National Corporation (LUK - NYSE and PCX) announced that, subsequent to its July 29, 2003 withdrawal of its proposal to make an exchange offer of 0.3565 of a Leucadia common share for each share of WilTel Communications Group, Inc. common stock, the financial advisor to the Independent Company Directors (as defined in the Stockholders Agreement between WilTel and Leucadia) of WilTel contacted Leucadia to discuss the situation. In response to that discussion, Leucadia sent the following letter today to the Independent Company Directors of WilTel relating to alternative proposals to acquire the 52.6% of WilTel common stock that Leucadia does not already own:

"Gentlemen:

In response to conversations with your financial advisor, Leucadia National Corporation is prepared to offer (subject to the approval of Leucadia's Board of Directors) the Independent Company Directors of WilTel Communications Group, Inc. the choice of one of the following alternative transactions:

(1) 0.3672 of a Leucadia common share in exchange for each share of WilTel common stock, if the Independent Company Directors agree to let the offer go forward and not oppose the offer. If Leucadia were to acquire 90% or more of the outstanding WilTel shares, Leucadia would effect a backend merger for the same consideration as offered in the exchange offer. This exchange ratio represents a 32.1% premium to WilTel's stock price on May 14, 2003 ($10.60), the day before Leucadia announced its original proposal, and a 13.0% premium to WilTel's stock price based on the respective closing prices of the common stock of Leucadia ($38.13 per share) and WilTel ($12.39 per share) on August 6, 2003. At this exchange ratio, if all of the publicly held WilTel shares are acquired by Leucadia, the former public stockholders of WilTel would own approximately 13.9% of Leucadia.

                                     - or -

(2) a higher offer of 0.3934 of a Leucadia common share in exchange for each share of WilTel common stock, if WilTel enters into a mutually acceptable merger agreement with Leucadia which provides for (i) a first-step exchange offer to be followed by a back-end merger for the same consideration as offered in the exchange offer and (ii) a recommendation in favor of the transaction by the Independent Company Directors. This exchange ratio represents a 41.5% premium to WilTel's May 14, 2003 stock price, and a 21.1% premium to WilTel's stock price based on the respective closing prices of the common stock of Leucadia and WilTel on August 6, 2003. At this exchange ratio, if all of the publicly held WilTel shares are acquired by Leucadia, the former public stockholders of WilTel would own approximately 14.8% of Leucadia.

Each of the proposed transactions would be structured to qualify as a Permitted Investor Tender Offer (as defined in the Stockholders Agreement) and in particular would have a non-waivable condition that the holders of at least a majority of the WilTel shares that are not beneficially owned by Leucadia have tendered and not withdrawn their shares (the "Minimum Condition").

Leucadia asks that the WilTel Board of Directors take all actions under the Stockholders Agreement and WilTel's articles of incorporation as necessary to allow one of these proposed transactions to be consummated as expeditiously as possible.

This proposal is Leucadia's final offer to the Independent Company Directors. If we do not receive prior to noon, Tulsa, Oklahoma time, on August 12, 2003 the Independent Company Directors' agreement to allow Leucadia to proceed with one of the transactions proposed above, Leucadia will consider this proposal as having been declined. In that event, Leucadia will cause the public to be so advised by appropriate filings and will evaluate its options with respect to acquiring additional WilTel shares as permitted by the Stockholders Agreement, including the possibility of seeking WilTel stockholder approval to amend its terms to allow Leucadia to make offers directly to WilTel stockholders prior to October 15, 2004.

We appreciate your consideration of this proposal and look forward to your response.



                                              Very truly yours,
                                              Leucadia National Corporation"




Leucadia National Corporation is a holding company engaged in a variety of businesses, including telecommunications (principally through its 47.4% interest in WilTel), banking and lending (principally through American Investment Bank, N.A.), manufacturing (through its Plastics Division), real estate activities, winery operations, development of a copper mine (through its 72.8% interest in MK Gold Company) and property and casualty reinsurance. The Company currently has equity interests of more than 5% in the following domestic public companies:
AmeriKing, Inc. (6.8%), Carmike Cinemas, Inc. (11%), GFSI Holdings, Inc. (6.9%), The FINOVA Group, Inc. (indirectly 25% through its interest in Berkadia), HomeFed Corporation (30.3%), Jackson Products, Inc. (8.8%), Jordan Industries, Inc. (10.1%), ParkerVision, Inc. (7.4%) and WilTel Communications Group, Inc. (47.4%).

Leucadia's has filed an amended Schedule 13D today with the Securities and Exchange Commission (the "SEC"), which shareholders can obtain free of charge from the SEC's website at http: www.sec.gov. This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. Any offer will only be made through a prospectus, which is part of a registration statement to be filed with the SEC. WilTel shareholders are urged to carefully read the registration statement and the prospectus included therein, and the Schedule TO and other documents relating to an offer, when they become available because these documents will contain important information relating to the offer. You may obtain a free copy of these documents after they have been filed with the SEC, and other documents filed by Leucadia with the SEC, at the SEC's website at www.sec.gov. Once a registration statement, as well as any documents incorporated by reference therein and a Schedule TO have been filed with the SEC, you will also be able to inspect and copy these documents at the public reference room maintained by the SEC at 450 Fifth Street, NW, Washington, D.C. 20549. YOU SHOULD CAREFULLY READ THE PROSPECTUS AND THE TENDER OFFER STATEMENT ON SCHEDULE TO WHEN THEY BECOME AVAILABLE BEFORE MAKING A DECISION CONCERNING AN OFFER.


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